Exhibit 99.1

WAUSAU PAPER ANNOUNCES

CONSOLIDATION OF BUSINESS UNIT

MOSINEE, WI – September 16, 2009 – (Business Wire) – Wausau Paper (NYSE:WPP) today announced plans to consolidate its Specialty Products and Printing & Writing businesses into a single strategic operating unit.  The January 1, 2010, consolidation is expected to reduce administrative overhead, broaden market access for the business unit’s range of products, and improve manufacturing flexibility across its production facilities located in Rhinelander, Brokaw and Mosinee, Wisconsin, and Brainerd, Minnesota.  The move does not impact organization of the Company’s Towel & Tissue business unit.

The consolidated business unit – Wausau Paper Mills, LLC – will be led by Henry C. Newell as its senior vice president.  In addition to his current duties as senior vice president, Specialty Products, Mr. Newell will assume immediate leadership of the Company’s Printing & Writing business and oversee consolidation of the two units.

Commenting on the new organizational structure, Thomas J. Howatt, president and CEO said, “Consolidation of our Specialty Products and Printing & Writing businesses into a single strategic operating unit further builds on the success of restructuring initiatives completed over the last two years.  In addition to providing direct administrative cost reductions of more than $2 million per year, the new structure will enhance market access and create a business unit with the flexibility to effectively serve both mature and growth-oriented markets.”

About Wausau Paper:

Wausau Paper, with revenues of $1.2 billion in fiscal 2008, produces and markets fine printing and writing papers, technical specialty papers, and "away-from-home" towel and tissue products. To learn more about Wausau Paper visit: www.wausaupaper.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The matters discussed in this news release concerning the company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements.  Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the company’s Form 10-K for the year ended December 31, 2008.  The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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